Exhibit 10.1

July 12, 2021

SierraConstellation Partners LLC

355 S. Grand Avenue, Suite 1450

Los Angeles, California 90071

Attn: Tom Lynch, Managing Director

Re: Transaction and Retention Bonus Award

Reference is made to that certain Engagement Letter between SierraConsellation Partners LLC (“SCP”) and MedMen Enterprises Inc. (the “Company”), dated March 9, 2020 and as amended May 1, 2020 (the “SCP Agreement”). Pursuant to the SCP Agreement, among other things, Tom Lynch currently serves as the Interim Chief Executive Officer of the Company. The Board of Directors of the Company (the “Board”) has determined that Mr. Lynch shall be appointed as the Company’s permanent Chief Executive Officer of the Company (“CEO”), effective as of the date hereof.

As an additional incentive and retention measure, the Board has approved a Transaction and Retention Bonus Award (the “Bonus Award”) payable to SCP in connection with the CEO’s continued service with the Company. The Bonus Award, as described in more detail below, shall be subject to the terms and conditions of this agreement (the “Agreement”).

1.	Bonus Award. The Bonus Award in the aggregate amount of $750,000 shall become payable in two parts, as follows:

●	“Transaction Bonus.” Two-thirds of the Bonus Award ($500,000) will become payable upon the consummation date of a “Transaction” (as defined in Appendix A) that occurs prior to June 1, 2022, subject to the CEO’s continued service as provided herein. If a Transaction is not consummated prior to June 1, 2022, this Transaction Bonus will not become payable and will be forfeited.

●	“Retention Bonus.” One-third of the Bonus Award ($250,000) will become payable on June 1, 2022, subject to the CEO’s continued service as provided herein. This Retention Bonus will be paid regardless of the consummation of a Transaction prior to June 1, 2022.

2.	Service Requirement. As a condition of SCP receiving any portion of the Bonus Award, the CEO must remain continuously and actively in service with the Company on the applicable payment date of each part of the Bonus Award. Except as provided in Section 3 below, if the CEO’s service with the Company is terminated prior to any payment date, the Bonus Award will not become payable.

3.	Termination of Service.

●	Prior to Transaction. In the event that, prior to both June 1, 2022 and the consummation date of a Transaction, the CEO’s service is terminated by the Company other than for “Cause,” or the CEO terminates service with the Company for “Good Reason” (each as defined in Appendix A), then (i) 100% of the Transaction Bonus will become payable in full, and (ii) a prorated portion of the Retention Bonus will become payable, based on the number of months served between June 1, 2021 and June 1, 2022. Such portions of the Bonus Award will be payable in a lump sum within 30 days following such service termination date, subject to the execution and non-revocation of a release of claims by the CEO and SCP in the form provided by the Company.

●	Upon or Following a Transaction. In the event that, upon or following the consummation date of a Transaction and prior to June 1, 2022, the CEO’s service is terminated by the Company other than for “Cause,” or the CEO terminates service with the Company for “Good Reason” (each as defined in Appendix A), then the Retention Bonus will be payable in full in a lump sum within 30 days following such service termination date, subject to the execution and nonrevocation of a release of claims by the CEO and SCP in the form provided by the Company.

If the CEO’s service is terminated for any reason other than as provided above in this Section 3, any unpaid portion of the Transaction Bonus and the Retention Bonus shall be forfeited.

4.	Section 409A. The payments and benefits under this Agreement are intended to satisfy exemption from the application of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), under Treasury Regulation Section 1.409A-1(b)(4) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted accordingly. In no event shall the Company or any of its subsidiaries or affiliates be liable for any additional tax, interest or penalties that may be imposed on the CEO under Section 409A or for any damages for failing to comply with Section 409A.

5.	Assignment. SCP may not assign its rights under this Agreement without the Company’s consent. The Company may assign its obligations hereunder to any successor.

6.	Entire Agreement. This Agreement sets forth the entire understanding of the Company and SCP regarding the subject matter hereof and supersedes all prior agreements, understandings and inducements, whether express or implied, oral or written, relating to the subject matter hereof. No modification or amendment of this Agreement shall be effective without a prior written agreement signed by SCP and the Company.

7.	Governing Law, Venue, and Remedies and Arbitration. This Agreement shall be governed by and construed and enforced in accordance with the laws of California without regard to the conflict of law provisions of any jurisdiction. Any action to enforce this Agreement shall be brought in a court of competent jurisdiction located in California. Any controversy or claim arising out of or relating to this Agreement or the breach thereof) (collectively, “Disputes”) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in Los Angeles, CA in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. Notwithstanding the foregoing, nothing in this Agreement shall require arbitration of any Disputes that by law cannot be the subject of a compulsory arbitration agreement. In the event that any person or entity other than SCP or the Company may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The Company and SCP shall split the arbitrator's fees and all expenses that are unique to arbitration. SCP shall not be required to pay any cost or expense of the arbitration that he would not be required to pay if the matter had been heard in court. Each party shall pay their own attorneys’ fees, witness and transcript fees, and other litigation expenses associated with the arbitration. This Section 7 shall be specifically enforceable.

8.	(a) Withholding. Amounts payable under this Agreement shall be subject to withholding for all federal, state and local income and employment taxes as shall be required to be withheld pursuant to any applicable law or regulation.

9.	Severability. In case any provision in this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

[APPENDIX A FOLLOWS]

APPENDIX A

Definitions

“Cause” means, (i) the CEO’s indictment for, conviction of, or a plea of guilty or no contest to, any indictable criminal offence or any other criminal offence involving fraud, misappropriation or moral turpitude, (ii) the CEO’s failure to perform the CEO’s duties to the Company or to follow the lawful direction of the Board of Directors of the Company (the “Board”) for any reason other than illness or physical or mental incapacity, or a breach of fiduciary duty, as determined in the sole discretion of the Board (iii) the CEO’s theft, fraud, or dishonesty with regard to the Company or any of its affiliates or in connection with the CEO’s duties, (iv) the CEO’s violation of the Company’s code of conduct or similar written policies, including, without limitation, the Company’s sexual harassment policy, (v) the CEO’s willful misconduct unrelated to the Company or any of its affiliates having, or likely to have, a material negative impact on the Company or any of its affiliates (economically or its reputation), or (vi) an act of gross negligence or willful misconduct by the CEO that relates to the affairs of the Company or any of its affiliates.

“Good Reason” means without the CEO’s consent, (i) any material diminution in the CEO’s responsibilities, authorities, title or duties, (ii) any material reduction in the CEO’s base salary, (iii) a relocation of the CEO’s principal place of service by more than fifty (50) miles; provided, that no event shall constitute Good Reason unless the CEO has given the Company written notice of the termination, setting forth the conduct of the Company that is alleged to constitute Good Reason, within thirty (30) days following the occurrence of such event, and the Company fails to cure such conduct within thirty (30) days. For avoidance of doubt, removal of the CEO from the Board shall not constitute Good Reason for purposes of this Agreement.

“Transaction” means a transaction or series of transactions that constitute (i) the sale of all or substantially all of the Company’s assets, (ii) the sale of all or substantially all of the equity interests of the Company, including through a sale or exchange of capital stock or other equity interest, a merger, consolidation, or other business combination, or (iii) the recapitalization or restructuring of all or substantially all of the equity and/or debt securities and/or other indebtedness of the Company, which recapitalization or restructuring is effected pursuant to an exchange transaction, tender offer, plan of reorganization, plan of arrangement, or otherwise. The occurrence of a Transaction and the effective date thereof shall be determined by the Board in its sole discretion.

[SIGNATURE PAGE FOLLOWS]

Sincerely,

MEDMEN ENTERPRISES INC.

/s/ Niki Christoff
By:	Niki Christoff
Title:	Director, Chair of Compensation Committee

ACCEPTED AND AGREED AS OF THE DATE SET FORTH ABOVE:

SIERRA CONSTELLATION PARTNERS

/s/ Tom Lynch
By:	Tom Lynch
Title:	Managing Director

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